Exhibit C

Q HOLDINGS, INC

615 Arapeen Drive, Suite 102

Salt Lake City, UT 84108

Phone: (801) 582-5400

Fax: (801) 582-5401

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT MATERIALS

Important Notice Regarding the Availability of Information Statement Materials for Corporate Actions taken by Majority Stockholders by Written Consent in lieu of a Meeting of Stockholders of Q Holdings Inc., a Delaware corporation (the “Company”), on October 15, 2012.

The Company is not soliciting proxy or consent authority, but is furnishing the Information Statement Materials pursuant to Rule 14a-6 (under Rule 14c-2) of the Securities Exchange Act of 1934, as amended.

On October 30, 2012, the Company filed a Definitive Information Statement on Schedule 14C and related materials (together the “Information Statement Materials”) with the Securities and Exchange Commission (the “Commission”) therein disclosing that on October 15, 2012, Company stockholders owning an aggregate of 16,713,354 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), constituting approximately 68% of the issued and outstanding voting capital stock (based on 24,696,833 shares of Common Stock issued and outstanding on October 15, 2012), voted, as permitted by the Delaware General Corporation Law and Bylaws of the Company, by written consent in lieu of a stockholders meeting in favor of the following proposals (the “Proposals”):

1.    To authorize the Company to amend its Certificate of Incorporation on file with the Secretary of State of the State of Delaware to change the name of the Company from Q Holdings, Inc. to Q Therapeutics, Inc. (the “Name Change”).

2.    To elect the following persons to serve as members of the Company’s Board of Directors for a period of one year or until his or her respective successor is elected and qualified:

Deborah A. Eppstein, Ph.D.

Joydeep Goswami, Ph.D.

Peter Grebow, Ph.D.

Peter Barton Hutt

Dinesh C. Patel, Ph.D.

Linda F. Powers

3.    To approve the Board of Director’s amendment to the Company’s 2011 Equity Incentive Compensation Plan (the “2011 Plan”) so that as options expire or are forfeited under the Company’s 2002 Stock Incentive Plan, the shares of Common Stock of the Company subject to such options will be added to the pool of shares reserved for issuance under the 2011 Plan (the “2011 Plan Amendment”).

4.    To ratify the Board of Director’s appointment of Tanner, LLC to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

The earliest date that the Proposals will go into effect is December 10, 2012. This communication is not a form for voting and presents only an overview of the more complete Information Statement Materials, which contain important information and are available, free of charge, on the Company’s website, www.qthera.com or by mail as instructed below. We encourage you to access and review all of the important information contained in the Information Statement Materials. The Information Statement Materials are also available, free of charge, on the Commissions’ website, www.sec.gov.

If you want to receive a paper or e-mail copy of the Information Statement Materials, you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery, please make the request as instructed below on or before December 10, 2012.

To receive the Information Statement Materials by Mail or Email:

To request the Information Statement Materials via mail or email, you can write to the Company to the attention of Attn: Steven J. Borst at the Company’s address. You can also email Mr. Borst at sborst@qthera.com or call Mr. Borst collect at the Company’s telephone number: (801) 582-5400. If requesting information via email, please note your request in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.